Filed Pursuant to Rule 424(b)(3)

Registration No. 333-144699

PROSPECTUS SUPPLEMENT DATED JUNE 25, 2018

(TO PROSPECTUS DATED JULY 19, 2007)

AUTOMATIC DIVIDEND REINVESTMENT PLAN

200,000 SHARES OF COMMON STOCK, WITHOUT PAR VALUE

EXPLANATORY NOTE

This is a prospectus supplement to the Prospectus dated July 19, 2007 (the “Prospectus”) which relates to the NorthWest Indiana Bancorp Automatic Dividend Reinvestment Plan (the “Plan”). Some of the provisions of the Plan have been amended effective as of June 25, 2018. The amended provisions are set forth below. All other provisions of the Plan remain unchanged, as set forth in the Prospectus.

This prospectus supplement and the Prospectus may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, Plan participants and security holders may obtain copies of the Prospectus and any supplements to the Prospectus, including this supplement, free of charge, from NWIN at www.ibankpeoples.com under the tab “Investor Relations – Stock Information.” Alternatively, copies of the Prospectus and any supplements to the Prospectus, including this supplement, may be obtained free of charge from NWIN upon written request to NorthWest Indiana Bancorp, Attn: Shareholder Services, 9204 Columbia Avenue, Munster, Indiana 46321, or by calling (219) 836-4400. The information available through NWIN’s website is not and shall not be deemed part of this document or incorporated by reference into other filings NWIN makes with the SEC.

Change of Administrator

NorthWest Indiana Bancorp (the “Corporation”) has appointed Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”), as its new Transfer Agent, Registrar, and Administrator of the Plan (the “Administrator”), effective June 15, 2018. Broadridge replaces Peoples Bank SB as Administrator of the Plan. As a result, all references in the Prospectus to Peoples Bank SB and the Administrator are changed to Broadridge.

For information about the Plan, your participation in the Plan, or shares in your account, you may contact Broadridge in any of the following ways:

Written Inquiries – U.S. Mail:	Broadridge Corporate Issuer Solutions, Inc.
P.O. Box 1342
Brentwood, New York 11717

Overnight Mail:	Broadridge Corporate Issuer Solutions, Inc.
1155 Long Island Avenue
Edgewood, New York 11717

Telephone Inquiries:	(877) 830-4936 (Toll Free)
or
(720) 378-5591

Email:	shareholder@broadridge.com

Website:	www.shareholder.broadridge.com

Elimination of Certain Fees

Certificate Issuance Service Charge. The $5.00 service charge for the issuance of a stock certificate for whole shares credited to a participant’s account under the Plan has been eliminated.

Stock Certificate Fee. The $7.50 charge for the issuance of a stock certificate to a participant upon the participant’s withdrawal from the Plan has been eliminated.

This prospectus supplement constitutes a part of the Prospectus, and we suggest that you keep this with your permanent investment records since it contains important information about the Plan.